                                                         Exhibit 23(k)(iii)

    MERRILL LYNCH
    BANK USA
    (A Wholly Owned Subsidiary of
    Merrill Lynch & Co., Inc.)

    Consolidated Financial Statements (Unaudited)
    for the  Quarter and Year-to-Date Periods Ended
    July 1, 2005 and June 25, 2004

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

----------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                              Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity               3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                                6-21

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill
Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

---------------------------------------------------------------------
(Dollars in thousands, except per share
amounts)
                                                          December
                                             July 1,         31,
                                              2005          2004
                                         ----------------------------
Assets

                                                           $

  Cash and due from banks                   $ 116,371      18,811

  Cash equivalents                           155,000     1,535,000

  Federal funds sold                         75,000      -

  Trading assets                            1,378,814     1,308,368
  Securities (includes securities
pledged as collateral that can
    be sold or repledged of $4,323,069
and $4,973,687 at

    July 1, 2005 and December 31, 2004)    23,396,545    27,764,956

  Loans held for sale                       4,171,107     5,229,960

  Loans and leases receivable              32,862,730    29,619,839

  Allowance for loan and lease losses       (190,892)    (167,224)

  Loans and leases receivable, net         32,671,838    29,452,615

  Accrued interest receivable                180,803     215,625

  Derivative assets                          110,297     53,534

  Investment in Federal Home Loan Bank       121,602     121,106
  Receivable from Parent and affiliated
companies                                     2,781      192,608

  Net deferred income taxes                  252,990     193,445

  Property and equipment, net                47,240      45,963
  Cash delivered to collateralize
derivative obligations                       98,196      162,839

  Other assets                               491,820     408,095

                                               $           $
Total assets                               63,270,404    66,702,925

Liabilities and Stockholder's Equity

Liabilities
                                                $          $
  Interest bearing deposits                52,015,513    55,410,345
  Securities sold under agreements to
repurchase                                  3,947,001    4,688,480

  Unsettled securities payable               709,392     380,417

  Derivative liabilities                     104,942     168,272
  Payable to Parent and affiliated
companies                                    128,887     87,738

  Current income taxes payable               177,569     219,112

  Advances from Federal Home Loan Bank        2,200      2,200

  Other liabilities                          565,599     580,441

           Total liabilities               57,651,103    61,537,005

Stockholder's equity
  Preferred stock, 6% noncumulative,
par value $1,000;
    1,000,000 shares authorized,
issued, and outstanding                     1,000,000    1,000,000
  Common stock, par value $1; 1,000,000
shares authorized,

    issued, and outstanding                   1,000      1,000

  Paid-in capital                           2,367,679    2,367,679

  Retained earnings                         2,255,517    1,802,576
  Accumulated other comprehensive loss,
net of tax                                   (4,895)     (5,335)

          Total stockholder's equity        5,619,301    5,165,920

Total liabilities and stockholder's            $           $
equity                                     63,270,404    66,702,925

---------------------------------------------------------------------

The accompanying notes are an integral
part of these consolidated financial
statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

-----------------------------------------------------------------------------------
(Dollars in thousands)
                                 Three Months Ended           Six Months Ended
                           July 1,      June 25,         July 1,          June 25,
                             2005         2004            2005              2004
                           ---------   ------------     ----------        ---------

Interest income:
  Loans and leases         $                            $
receivable                 503,446      $ 312,156        947,366          $614,380
  Mortgage-backed and
asset-backed securities    175,289       75,714          326,907          166,323
  U.S. Treasury and
government agency
securities                  6,155         9,967          13,021            25,565
  Non-U.S. government
securities                  6,190         2,399          11,619            3,592
  Corporate and other       21,161        8,790          39,705            18,473
debt securities
  Trading assets            13,113       12,909          25,848            28,875
  Federal funds sold and
securities purchased
     under agreements to
resell, and cash
equivalents                6,387       2,391            13,750            8,456
          Total interest
income                     731,741     424,326          1,378,216         865,664

                           -           -                -                 -
Interest expense:

  Deposits                 255,302     56,944           475,101           116,106
  Federal funds purchased
and securities sold
     under agreements to
repurchase                 37,133      17,582           64,919            38,209

  Other borrowings         6,525       268              7,781             1,708
          Total interest
expense                    298,960     74,794           547,801           156,023

                           -           -                -                 -

Net interest income        432,781     349,532          830,415           709,641
Provision for loan and
lease losses               36,364      49,175           60,593            63,013
Net interest income after
provision for loan and
lease losses               396,417     300,357          769,822           646,628

Noninterest income:

  Line of credit fees      98,963      70,284           187,427           138,594
  Gains on sale of
securities, net            10,713      21,358           47,757            39,977
  Servicing and other
fees, net                  20,403      22,731           41,682            38,968
  Gain on sale of loans,
net                        19,349      26,914           33,796            76,451
  (Loss) gain on
non-hedging derivatives    (24,419)    24,223           1,855             8,257
  Losses on
other-than-temporary
impaired securities        -           (29,680)         -                 (29,680)
  Trading losses
                           (6,724)     (7,182)          (1,100)           (14,485)

  Other                    19,758      16,237           33,812            27,232
           Total
noninterest income         138,043     144,885          345,229           285,314

Noninterest expenses:
  Compensation and
benefits                   80,345      71,559           158,872           140,457
  Deposit administration
fees                       34,815      34,078           68,887            68,537
  Communications and
technology                 12,039      10,881           22,485            20,883
  Provision (recovery of
prior provision) for
     unfunded loan
commitments                24,610      (7,484)          21,072            (6,993)
  Loan servicing and
administration             9,505       4,405            16,988            9,002

  Professional fees        4,716       3,983            10,163            8,245

  Trust management fees    4,945       4,798            9,804             9,502
  Occupancy and related
depreciation               4,015       3,046            7,774             5,982

  Other servicing fees     2,346       2,514            5,330             5,211

  FDIC & state assessments 2,496       2,731            4,936             5,450

  Other                    8,085       7,450            16,142            15,573
          Total
noninterest expenses       187,917     137,961          342,453           281,849

Earnings before income
taxes                      346,543     307,281          772,598           650,093

  Income taxes             121,329     107,398          279,657           227,427

                           $            $               $                 $
Net earnings               225,214     199,883          492,941           422,666

-----------------------------------------------------------------------------------

The accompanying notes
are an integral part of
these consolidated
financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)

For the Six Months Ended July 1, 2005 and
June 25, 2004
--------------------------------------------------------------------------------
(Dollars in thousands)

                                                              Accumulated
                                                                Other
                                                               Compre-   Total
                                                               hensive  Stock-
                             PreferrCommon  Paid-in  Retained  Income   holder's
                             Stock   Stock  Capital  Earnings  (Loss)   Equity

                               $    $0        $        $      $           $     6
Balance, December 26, 2003   1,000,01,000   2,367,6791,101,010(15,313)  4,454,37

Comprehensive income:

  Net earnings                                       422,666            422,666
  Other comprehensive
income:
    Net unrealized gains
on
      securities (net of
tax)                                                          11,536    11,536
    Deferred losses on cash
flow
    hedges (net of tax and
    reclassification of
$9,916 of
    gains included in
earnings)                                                     (36,898)  (36,898)

  Total comprehensive income                                            397,304

  Cash dividends declared                            (70,000)           (70,000)

                               $    $0        $        $      $           $     0
Balance, June 25, 2004       1,000,01,000   2,367,6791,453,676(40,675)  4,781,68

                               $    $0        $        $      $           $     0
Balance, December 31, 2004   1,000,01,000   2,367,6791,802,576(5,335)   5,165,92

Comprehensive income:

  Net earnings                                       492,941            492,941
  Other comprehensive
income:
    Net unrealized losses
on
      securities (net of
tax)                                                          (594)     (594)
    Deferred gains on cash
flow
    hedges (net of tax and
    reclassification of
$1,744 of
    gains included in
earnings)                                                     1,034     1,034

 Total comprehensive income                                             493,381

 Cash dividends declared                             (40,000)           (40,000)

                               $    $0        $        $      $           $     1
Balance, July 1, 2005        1,000,01,000   2,367,6792,255,517(4,895)   5,619,30

--------------------------------------------------------------------------------

The accompanying notes are an
integral part of these
consolidated financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

-------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                Six Months Ended
                                                                            June
                                                               July 1,       25,
                                                               2005          2004
                                                            ------------  -----------
Cash Flows From Operating Activities

                                                            $               $
  Net earnings                                              492,941       422,666
  Adjustments to reconcile net earnings to net cash
provided by (used for)
      operating activities:

      Provision for loan and lease losses                   60,593        63,013

      Provision (recovery) for unfunded loan commitments    21,072        (6,993)
      Lower of cost or market adjustment on loans held for
sale                                                        17,345        31,225

      Gain on sales of securities                           (47,757)      (39,977)

      Deferred income taxes                                 (86,929)      35,766

      Depreciation and amortization                         4,668         4,411

      Accretion of discount                                 6,071         11,034

      Losses (gains) on sales of mortgage servicing assets  81            (2,479)

      Federal Home Loan Bank stock dividend                 (496)         (2,367)

      Losses (gains) on trading assets                      5,332         (124)

      Gains on non-hedging derivatives                      (1,855)       (8,257)

      Gains on sale of loans                                (51,141)      (107,676)

      Losses on other-than-temporary impaired securities    -             29,680

      Other                                                 15,422        50,089

 Changes in operating assets and liabilities:
        Origination, purchases, and drawdowns on loans
held for sale, net of repayments                            (3,931,552)   (6,558,484)

        Net proceeds from sales of loans held for sale      4,957,909     5,086,448

        Purchase of trading assets                          (3,936,224)   (10,100,676)
        Proceeds from the sales and maturities of trading
securities                                                  3,864,872     9,863,471
  Net change in:

        Accrued interest receivable                         34,822        7,450

        Net deferred income taxes                           24,043        74,631

        Current income taxes payable                        (37,468)      (105,615)

        Other, net                                          258,050       1,311,242

            Net cash provided by operating activities       1,669,799     58,478

Cash Flows From Investing Activities
  Proceeds from (payments for) securities:

         Purchases                                          (9,025,589)   (12,047,527)

         Sales                                              8,796,518     8,968,116

         Maturities                                         4,511,127     2,857,343
  Net change in:
    Federal funds sold and securities purchased under
agreements to resell                                        (75,000)      45,000

    Loans and leases receivable                             (3,285,239)   844,717
    Cash received from (delivered to) counterparties to
collaterize derivative obligations                          64,643        231,441

  Proceeds from the sales of mortgage servicing assets      12,580        28,151

  Purchase of property and equipment                        (5,945)       (2,595)

             Net cash provided by investing activities      993,095       924,646

Cash Flows From Financing Activities
  Increase (decrease) in:

         Deposits                                           (3,394,832)   (125,695)
         Federal funds purchased and securities sold under
agreements to repurchase                                    (741,479)     (994,278)

         Other borrowings                                   -             (593,006)
         Payable (receivable) to and from Parent and
affiliated companies, net                                   250,977       496,085

  Payment of dividends                                      (60,000)      (50,000)

          Net cash used for financing activities            (3,945,334)   (1,266,894)

Decrease in cash, due from banks and cash equivalents       (1,282,440)   (283,770)
Cash, due from banks and cash equivalents, beginning of
year                                                        1,553,811     1,231,630

                                                            $               $
Cash, due from banks and cash equivalents, end of period    271,371       947,860

-------------------------------------------------------------------------------------
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

--------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                  Six Months Ended
                                                               July 1,      June 25,
                                                                 2005         2004
                                                              -----------  -----------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
                                                               $            $
Interest                                                      548,328      157,169

Income taxes                                                  256,604      202,388

Supplemental Disclosures of Noncash Investing
  and Financing Activities:

Unsettled purchases of securities with the related payable

     recorded in liabilities                                  709,392      1,666,825
Unsettled sales of securities with the related receivable

     recorded in other assets                                 -            70,986

Transfers of repossessed assets from loans to other assets    54,079       25,671
Unrealized (loss) gain on available-for-sale securities, net
of taxes                                                      (594)        11,536
Dividends declared and unpaid
                                                              -            20,000

Unrealized gain (loss) on cash flow swaps, net of taxes       1,034        (36,898)

--------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements (unaudited).
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the "Bank")
   accounting policies, refer to the Bank's 2004 Consolidated Financial
   Statements.

   Principles of Consolidation and Basis of Presentation - The consolidated financials statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") revised Interpretation No.
   ("FIN") 46R (revised December 2003) Consolidated Variable Interest Entities.
   All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.

   These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2004 Consolidated Financial Statements.
   The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

   The 2004 amounts have been restated to reflect the Bank's acquisition of
   Merrill Lynch Private Finance, Inc. ("MLPF") in an internal reorganization on
   November 9, 2004.  The internal reorganization of entities under common control is reflected in the consolidated financial statements as if the businesses had been combined as of the beginning of the reporting periods.  In addition, certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

   MLBUSA's 2005 fiscal quarters end on the first Friday in April and July and the last Friday in September and December.  MLBUSA's 2004 fiscal quarters ended on the last Friday of March, June, September, and December.

   Recently Issued Accounting Pronouncements - In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force on Issue 04-5,
   Determining Whether a General Partner, or the General Partners as a Group,
   Controls a Limited Partnership or Similar Entity When the Limited Partners
   Have Certain Rights ("EITF 04-5").  EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making.  The guidance in EITF
   04-5 is effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified.  The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. The
   Bank is currently assessing the impact of the adoption of EITF 04-5.

   On December 16, 2004, the FASB issued Statement of Financial Accounting
   Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment, a revision of
   SFAS No. 123, Accounting for Stock-Based Compensation (Revised SFAS No. 123).
   In April 2005, the Securities and Exchange Commission ("SEC") delayed the effective date for the revised SFAS No. 123 until the first fiscal year beginning after June 15, 2005.  As a result of the SEC rule, the Bank expects to adopt the provisions of revised SFAS No. 123 in the first quarter of 2006.
   The approach to accounting for share-based payments under revised SFAS No. 123 is substantially unchanged from that allowed under SFAS No. 123 Accounting for
   Stock-Based Compensation (SFAS No. 123).  The Bank adopted the provisions of
   SFAS No. 123 in the first quarter of 2004 and is currently evaluating the impact of adopting the revised SFAS No. 123.

   In December of 2003, the American Institute of Certified Public Accountants
   ("AICPA") issued Statement of Position ("SOP") 03-3, Accounting for Certain
   Loans or Debt Securities Acquired in a Transfer.  SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality.  SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the "accretable yield") should be accreted into income.  Furthermore, the SOP requires that the allowance for loan and lease losses established for these loans reflect only those losses incurred subsequent to their acquisition.  The Bank adopted SOP 03-3 as of the beginning of fiscal year 2005.  The adoption of the guidance did not have a material impact on the consolidated financial statements.

2.  SECURITIES

   Securities reported on the Consolidated Balance Sheets are as follows:

                              July 1,            December 31,
                               2005                  2004
                           --------------    ---------------------
  Available-for-sale         $
                                             $
                           21,063,966        25,422,273

  Held-to-maturity         4,000             4,000

  Non-qualifying  (1)      2,328,579         2,338,683

                             $               $
  Total                    23,396,545        27,764,956

(1)   Non-qualifying includes preferred stock that does not qualify as a debt or marketable equity security under SFAS No. 115 Accounting for Certain
      Investments in Debt and Equity Securities ("SFAS No. 115").

   Information regarding investment securities subject to SFAS No. 115 follows:

                                                 July 1, 2005
                           ---------------------------------------------------------
                                             Gross         Gross
                             Amortized     Unrealized   Unrealized      Estimated
                               Cost          Gains        Losses       Fair Value
                           --------------  -----------  ------------  --------------

Available-for-sale
                             $               $            $             $
  Asset-backed securities  12,522,150      9,139        (12,403)      12,518,886
  Mortgage-backed
securities                 7,278,078       94,072       (11,919)      7,360,231
  U.S. Treasury and

     government agencies   163,720         -            (2,407)       161,313
  Corporate debt
securities                 212,826         991          (472)         213,345

  Non-U.S. government      700,211         30,982       -             731,193

  Other                    74,522          6,354        (1,878)       78,998

                             $               $            $             $
  Total                    20,951,507      141,538      (29,079)      21,063,966

Held-to-maturity
                           $               $            $             $
  Asset-backed securities  4,000           -            -             4,000

                                            December 31, 2004
                       -------------------------------------------------------------
                                          Gross         Gross
                         Amortized      Unrealized    Unrealized       Estimated
                            Cost          Gains         Losses         Fair Value
                       ---------------  -----------  -------------   ---------------

Available-for-sale

  Asset-backed           $                $          $                 $
securities             14,794,971       16,787       (21,984)        14,789,774
  Mortgage-backed
securities             7,501,501        169,657      (9,525)         7,661,633
  U.S. Treasury and
     government
agencies               1,762,069        -            (13,459)        1,748,610
  Corporate debt
securities             323,769          548          (1,923)         322,394

  Non-U.S. government  803,253          15,088       -               818,341

  Other                74,521           8,841        (1,841)         81,521

                         $                $          $                 $
  Total                25,260,084       210,921      (48,732)        25,422,273

Held-to-maturity

  Asset-backed         $                $            $               $
securities             4,000            -            -               4,000

At July 1, 2005 and December 31, 2004, $709,392 and $380,417, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

       Three Months Ended                 Six Months Ended
    July 1,          June 25,         July 1,          June 25,
     2005              2004             2005             2004
----------------   --------------  ---------------  ---------------

  $                  $               $                $
4,311,269          5,680,865       8,796,518        8,968,116

10,713             21,358          47,757           39,977

3,934              7,053           16,936           13,319

  $                  $               $                $
1,754,622          1,854,589       3,556,841        9,258,287

(1,098)            (8)             (5,332)          125

(412)              (4)             (1,992)          44

-------------------------------------------------------------------

(1)   Includes (gains) losses on derivatives hedging the available-for-sale portfolio for the three months ended July 1, 2005 and June 25, 2004 of
      $(1,805) and $38,415, respectively, and the six months ended July 1, 2005 and June 25, 2004 of $62,861 and $137,254, respectively.

During the second quarter 2004, the Bank determined that certain available-for-sale asset-backed securities were other-than-temporarily impaired.  The Bank recognized a loss of $29,680 as a result of this impairment determination.  No securities have been identified as other-than-temporarily impaired in 2005.

            The change in net unrealized gains on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.
Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in the previous period.  The components of the net change are summarized below:

                           Three Months Ended           Six Months Ended
                          July 1,       June 25,     July 1,      June 25,
                           2005           2004        2005          2004
                        ------------   -----------  ----------   ------------

Net unrealized
holding (losses)
 gains arising
during the period,

                          $            $            $            $
 net of taxes           (10,579)       (8,501)      (31,304)     4,818

Reclassification
adjustment
  for net losses (gains) included
in net
  earnings, net of
taxes                   6,698          (4,535)      30,710       6,718

                        $                $          $            $
Net change              (3,881)        (13,036)     (594)        11,536

   The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                                 July 1, 2005
                                         ----------------------------
                                          Amortized      Estimated
                                             Cost        Fair Value
                                         -------------  -------------

Available-for-sale

                                         $              $
Due in one year or less                  25,507         25,550

Due after one year through five years    4,483,169      4,404,272

Due after five years through ten years   1,696,409      1,827,449

Due after ten years                      14,746,422     14,806,695
                                          $              $
Total                                    20,951,507     21,063,966

Held-to-maturity

                                         $              $
Due after ten years                      4,000          4,000

3.  LOANS HELD FOR SALE

     Loans held for sale consist of:

                                                         December
                                           July 1,          31,
                                             2005          2004
                                         -------------  ------------

                                          $              $
 Automobile                              1,621,876      2,832,053

 Residential mortgages                   1,550,662       1,830,237

 Commercial                              953,183        698,554

 Credit Card                             176,719             -

 Lease financing                         143,343          120,015

 Deferred fees, net                      (274,676)      (250,899)
                                          $              $
Total                                    4,171,107      5,229,960

   Loans held for sale are reported in the consolidated financial statements at the lower of aggregate cost or market value (LOCOM). As of July 1, 2005 and
   December 31, 2004 the adjustment to reduce the loan cost to estimated market value was $13,595 and $32,018 respectively.  The net LOCOM markdowns included in gain on sale of loans for the three months ended July 1, 2005 and June 25,
   2004 were $28 and $36,037, respectively, and for the six months ended July 1,
   2005 and June 25, 2004 were $17,345 and $31,225, respectively.

4.  LOANS AND LEASES RECEIVABLE

   Loans and Leases receivable are summarized below:

                                 July 1,         December 31,
                                  2005               2004
                           --------------------  -------------

Consumer
                                                   $
 Residential mortgages       $     7,693,538     8,428,722

 Securities-based                  3,736,394     2,858,017

 Residential construction  581,413               673,551

 Delayed debit             222,279               60,986

 Credit Card               4,594                 8,269

   Total consumer                 12,238,218     12,029,545

Commercial

 Asset-based                       7,880,122     6,136,357

 Commercial and industrial         5,212,695     5,321,019

 Real estate                       3,299,930     3,390,356

 Unsecured                         1,426,095     1,079,480

 Securities-based                  1,183,261     1,141,961

 Hedge fund lending                1,175,912     124,414

 Lease financing           616,531               570,610

 Other                     21                    20

   Total commercial               20,794,567     17,764,217

Deferred fees, net                  (170,055)    (173,923)

                             $   32,862,730        $
Total                                            29,619,839

   The principal balance of nonaccruing loans was $265,364 and $183,089 at July
   1, 2005 and December 31, 2004, respectively.

Information pertaining to impaired loans is summarized below:

                                                    July 1,      December 31,
                                                      2005           2004
                                                  -------------  -------------

Impaired loans with an
  allowance for loan                               $              $
loss                                              144,569        123,442

Impaired loans that have been

  charged-off partially                             36,907         22,698

                                                   $              $
Total                                             181,476        146,140

Allowance for loan
losses

  related to impaired                             $              $
loans                                             34,232         25,910

                           Three Months Ended            Six Months Ended
                         July 1,        June 25,      July 1,      June 25,
                           2005           2004         2005          2004
                       -------------   -----------   ----------   ------------

Average investment

                         $               $           $              $
  in impaired loans    192,033         163,452       168,223      167,242

Interest income
recognized on

                       $               $             $            $
  impaired loans       321             150           980          399

Interest income
recognized on a

  cash basis on        $               $             $            $
impaired loans         328             410           668          581

5.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN
   COMMITMENTS

   Changes in the allowance for loan and lease losses are summarized below:

                              Three Months Ended          Six Months Ended
                              July 1,     June 25,      July 1,      June 25,
                               2005         2004         2005          2004
                            ------------  ----------  ------------  -----------

Balance, beginning of        $             $           $             $
period                      186,915       152,369     167,224       152,179
Provision for loan
losses                      36,364        49,175      60,593        63,013
Charge-offs, net of
recoveries                  (32,266)      (54,279)    (36,764)      (67,934)
Foreign exchange
revaluation                       (121)          -          (161)           7

                             $             $           $             $
Balance, end of period      190,892       147,265     190,892       147,265

   Changes in the allowance for unfunded loan commitments (which is included in other liabilities) are summarized below:

                            Three Months Ended        Six Months Ended
                           July 1,     June 25,     July 1,      June 25,
                             2005        2004         2005         2004
                           ---------   ---------   -----------   ----------

Balance, beginning of       $           $           $             $
period                     96,239      74,643      99,832        74,168
Net provision
(recovery of provision)    24,610      (7,484)     21,072        (6,994)
Foreign exchange
revaluation                (75)        15          (130)             -

                           -           -           -             -
                            $           $           $             $
Balance, end of period     120,774     67,174      120,774       67,174

   6.  INTEREST BEARING DEPOSITS

   Deposits reported on the Consolidated Balance Sheets are summarized below:

                                   July 1,        December 31,
                                     2005             2004
                                 -------------    -------------

  Money market deposits and
                                   $                $
       NOW accounts              51,293,674       54,788,219

  Certificates of deposit        721,839          622,126

                                   $                $
  Total                          52,015,513       55,410,345

   The weighted average interest rates for the six months ended July 1, 2005 for money market deposits and NOW accounts, and certificates of deposit, were 1.7%
   and 3.1%, respectively, and for the year ended December 31, 2004 were 1.3% and
   2.7%, respectively.

7.  BORROWED FUNDS

   Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

   There were no Federal Funds purchased at July 1, 2005 and December 31, 2004.
   Securities sold under agreements to repurchase were $3,947,001 and $4,688,480 at July 1, 2005 and December 31, 2004, respectively.  The weighted average interest rates for the six months ended July 1, 2005 for Federal Funds purchased and securities sold under agreements to repurchase were 2.89% and
   2.78%, respectively, and for the year ended December 31, 2004 were 1.57% and
   1.33%, respectively.

   Advances from FHLB

   Collateral levels prescribed by the FHLB amounted to $2,651 at both July 1,
   2005 and December 31, 2004.  The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

   Scheduled maturities of advances from the FHLB, as of July 1, 2005 and
   December 31, 2004, maturing within one year, are $2,200 with a weighted average interest rate of 5.29%.

8.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

   Securitization Transactions

   The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE, Merrill Lynch
   Bank Mortgage Loan Trust 2001-A ("2001-A").  MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

   Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.  Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $243,266 and
   $275,958 at July 1, 2005 and December 31, 2004, respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

    The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at July 1,
   2005, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

-----------------------------------------------------

Weighted average life (in
years)                              2.38

Expected Credit losses (rate
per annum)                                   2.35%

                                    $
10% adverse change                  (393)

                                    $
20% adverse change                  (806)

Weighted average discount
rate                                         4.70%

                                    $
10% adverse change                  (265)

                                    $
20% adverse change                  (521)

Prepayment speed
(constant prepayment rate)                  25.00%

                                    $
10% adverse change                  (60)

                                    $
20% adverse change                  (92)

   The sensitivity analysis above is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.
   Further changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

   For the six months ended July 1, 2005 and June 25, 2004, cash flows received on the retained interests were $38,362 and $33,908, respectively.  As of July
   1, 2005, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $254,485 and $13,279, respectively.  For the six months ended July 1, 2005, there were no net credit losses on the 2001-A securitized mortgage loans.

   In addition, during 2004, MLBUSA securitized certain aircraft lease asset-backed securities.  MLUBSA transferred these assets into a QSPE,
   Airplanes Repackaged Transferred Securities Ltd., which issued two series of notes ("ARTS 1" and "ARTS 2") with a combined par value of $186,000.  The Bank sold to the QSPE securities consisting of asset-backed and U.S. Treasury agency strips with a combined carrying value of $171,000, and contributed a financial insurance contract.  MLBUSA received $181,950 of proceeds from the securitization and recognized a gain on sale of securities of $10,880.  The gain on the sale of assets is determined with reference to the carrying amount of the financial assets transferred compared to their fair value at the date of transfer.  MLBUSA had no residual interest in this securitization as of
   July 1, 2005.

   During the second quarter of 2005, MLBUSA transferred certain automobile loans held for sale with a fair value of $1,564,036 to a QSPE that subsequently securitized the loans. The Bank accounted for the transfer as a sale and received proceeds of $1,571,162, which included interest of $7,126. There was no gain or loss on the sale of the loans.  Prior to the sale, the loans had a
   LOCOM markdown of $35,765.  MLBUSA did not retain any interest in this securitization.

   Transactions with Variable Interest Entities

   A VIE is defined in FASB Interpretation No. 46R (revised December 2003)
   Consolidation of Variable Interest Entities ("FIN 46R" ) as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.

   MLBUSA has entered into three transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.  Specifically,
   MLBUSA loans outstanding to these three VIEs totaled $332,725 as of July 1,
   2005.  The assets of the VIEs total approximately $372,244 as of July 1, 2005 and $132,800 at December 31, 2004.  The consolidated assets that collateralize the Bank's loans are generally loans or leases held for sale or held for investment.  Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

   In addition, the Bank holds a significant variable interest in three VIEs as a result of its lending and investments activities.  The first VIE was created during the second quarter of 2004 to acquire automobile leases.  The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $101,199.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $68,228, which assumes no collections on the outstanding loan and a complete loss on the equity investment.  The second VIE was created during the first quarter of 2005 to acquire credit card receivables.  The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $292,811.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is approximately $243,515, which assumes no collections on the outstanding loan and a complete loss on the equity investment.  The third VIE was created during the second quarter of 2005 to acquire auto loans.  This VIE has total assets of approximately $23,772. The Bank's maximum exposure to loss as a result of its lending activities in this VIE is approximately $23,076, which assumes no collections on the outstanding loan.

9.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

   Commitments

   In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

   Credit Extension

   The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

                                  July 1,            December 31,
                                   2005                  2004
                             ------------------    -----------------

Consumer
                              $                     $
 Residential mortgages       3,237,618             3,658,437

 Securities-based            107,631               307,901

 Residential construction    458,602               535,106

 Credit Card                 59,674                -

   Total consumer            3,863,525             4,501,444

Commercial

 Asset-based                 7,788,639             6,631,741

 Commercial and industrial   2,944,039             3,253,867

 Real estate                 707,026               987,659

 Unsecured                   15,586,242            14,668,978

 Securities-based            207,103               230,872

 Hedge fund lending          269,088               175,586

 Other                       44,710                33,766

   Total commercial          27,546,847            25,982,469
                              $                     $
Total                        31,410,372            30,483,913

   Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.
   The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

   Unfunded commitments to extend credit have the following contractual remaining maturities at July 1, 2005:

                                               Expires in
                        ---------------------------------------------------------
                                          After 1       After 3
                                          Through       Through        After
                        1 Year or Less    3 Years       5 Years       5 Years

Consumer

                          $              $           $               $
 Residential mortgages  935,942        229,486       80,971        1,991,219

 Securities-based       48,815         32,837        25,979        -
 Residential
construction            304,995        153,607       -             -

 Credit Card            -              59,674        -             -

   Total consumer       1,289,752      475,604       106,950       1,991,219

Commercial

 Asset-based            5,275,466      1,343,675     1,144,309     25,189
 Commercial and
industrial              1,291,499      514,264       953,838       184,440

 Unsecured              4,201,794      3,339,701     7,871,785     172,961

 Hedge fund lending     269,088        -             -             -

 Securities-based       148,955        28,904        29,243        -

 Real estate            45,648         355,378       198,942       107,058

 Other                  4,040          26,435        14,235        -

   Total commercial     11,236,490     5,608,357     10,212,352    489,648
                          $              $             $             $
Total                   12,526,242     6,083,961     10,319,302    2,480,867

   During 2004, the Bank entered into a master repurchase agreement with the
   Parent and an affiliate, Merrill Lynch Government Securities, Inc. ("MLGSI")
   in which MLBUSA agrees to purchase securities issued or guaranteed by the
   United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at time specified purchase (a repurchase agreement)
   up to a maximum of $5,000,000.  As of July 1, 2005 no securities had been purchased pursuant to this agreement.

   The Bank is also committed to fund charges resulting from Merrill Lynch,
   Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S account.  Advances outstanding as of July 1, 2005 and December 31, 2004 were
   $222,279 and $60,986, respectively.

   In addition, the Bank enters into uncommitted revolving lines of credit transactions collateralized by the borrower's cash on deposit with the bank and cash and securities held in the borrower's MLPF&S account.  The Bank, in
   its sole discretion, decides whether to fund each advance request.   The
   amounts outstanding pursuant to the uncommitted revolving lines of credit transactions were $4,519,799 and $2,671,443 at July 1, 2005 and December 31,
   2004, respectively.

   For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

   Purchases

   At July 1, 2005, the Bank had committed to purchase leases to be originated by a third party finance company in amounts totaling approximately $125,000 over the next two years.

   At July 1, 2005, the Bank had committed to purchase residential mortgage loans in the amount of $85,142.

   Other

   MLBUSA's money market and time deposits are deposited at the Bank by MLPFS, an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

   Contingencies

   The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.  Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

   Guarantees

   MLBUSA provides guarantees to counterparties in the form of standby letters of credit.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.  MLBUSA has also entered into a guarantee with a Special Purpose Entity ("SPE") in the form of a total return swap.  The total return swap guarantees that the SPE's assets will be equal to a specified price at the maturity of the swap.

These guarantees are summarized at July 1, 2005:

    Standby letters of          $                 $  (11,535)       $  367,220
   credit                   1,455,128                            (1),(2)
    Total return swap           $                 $          -      $       -
   with SPE                 25,000  (3)

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to
      $187,295 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $821,249.
(3)   The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

Expiration information for these contracts is as follows:

       Type of      Maximum     Less than 1    1 - 3                   Over
     Guarantee   Payout/Notional  Year          years     4 - 5 years---------
                                                                      5 Years

   Standby letters of          $        $ 351,514 $         $ 198,710  $
   credit               1,455,128                 271,025              633,879
   Total return swap           $        $         $       - $      -   $
   with SPE             25,000  (1)     25,000                         -

(1)   The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

   The amounts above include two-party letters of credit issued by the Bank in conjunction with three principal protected mutual funds.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a  significant and sudden market event.
   The Bank's maximum potential exposure to loss with respect to the two-party letters of credit total $633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at July 1, 2005. These transactions met the SFAS No. 149 definition of derivatives and, as such, were carried as a liability with a fair value of $9,356 at July 1, 2005.

   In connection with certain asset sales and securitization transactions,
   MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the consolidated financial statements.

10.  CAPITAL REQUIREMENTS

   MLBUSA is subject to various regulatory capital requirements administered by
   U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action,
   MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of July 1, 2005 and December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

   As of July 1, 2005, the most recent notification from the Federal Deposit
   Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

   The Bank's actual capital amounts and ratios are presented in the following table:

                                                                         Minimum
                                                                       To Be "Well
                                                                    Capitalized" Under
                                                   Minimum for
                                                     Capital        Prompt Corrective
                               Actual           Adequacy Purposes   Action Provisions
---------------------------------------------------------------------------------------
                          Amount      Ratio       Amount   Ratio      Amount    Ratio
July 1, 2005
Total capital (Tier 1
+ Tier 2)

  to risk - weighted     $                      $                     $          10.0
assets                 5,942,627      11.26%   4,222,356   8.0%   5,227,945%

Tier I capital to        $                      $                     $
risk - weighted assets 5,630,961      10.67%   2,111,178   4.0%   3,166,767    6.0%

Tier I capital to        $                      $                     $
average assets         5,630,961       8.96%   2,514,062   4.0%   3,142,578    5.0%

December 31, 2004
Total capital (Tier 1
+ Tier 2)

  to risk - weighted     $                      $                     $          10.0
assets                 5,438,308      10.81%   4,024,003   8.0%   5,030,004%

Tier I capital to        $                      $                     $
risk - weighted assets 5,171,255      10.28%   2,012,001   4.0%   3,018,002    6.0%

Tier I capital to        $                      $                     $
average assets         5,171,255       7.58%   2,730,641   4.0%   3,413,301    5.0%
                                      ******